Spectrum Control Reports First Quarter Profit

Revenue up 14% and Earnings per Share up 12% from a Year Ago

Fairview, PA – March 25, 2010 – Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of custom electronic products and systems, today reported results for the first quarter ended February 28, 2010.

For the first quarter of fiscal 2010, the Company reported net income of $2.4 million or 19 cents per share on sales of $37.9 million, compared to net income of $2.2 million or 17 cents per share on sales of $33.1 million for the same period last year.

Dick Southworth, the Company’s President and Chief Executive Officer, commented, “We are pleased to report 2010 first quarter financial results that are consistent with our previous guidance, as current quarter revenues were up 14% and earnings per share increased 12% from the comparable period last year. Our military and defense business continues to grow, generating $23.2 million or 61% of our overall revenues during the first quarter, an increase of $3.5 million or 18% from the first quarter of fiscal 2009. In addition, for the first time since the worldwide recession began in late 2008, shipments of our products into commercial markets increased over the comparable prior year period. In the first quarter of fiscal 2010, our commercial product sales were $14.7 million, up $1.2 million or 9% from the same period of fiscal 2009. Total customer orders received in the current quarter were $35.3 million, an increase of $3.8 million or 12% from the first quarter last year. We are encouraged by this performance, and expect to build upon it throughout the remainder of fiscal year 2010.”

First Quarter Highlights

Integration of Recent Acquisition

On November 30, 2009, we acquired substantially all of the assets and assumed certain liabilities of Micro Networks Corporation (“Micro Networks”). Micro Networks, with operations in Worcester, MA and Auburn, NY designs and manufactures high-performance data conversion products, custom modules, and a broad line of filters, oscillators, and delay lines based on surface acoustic wave (“SAW”) technology. Micro Networks’ products also include integrated microwave assemblies with hybrid circuit design, precision bulk acoustic wave (“BAW”) delay lines and synthesizers. These complex products and related SAW technology are a natural complement and extension to our Microwave Components and Systems Business. A majority of Micro Networks’ products are used in defense and aerospace applications, including radar systems, missile defense systems, and secure communications. During the current quarter, we generated $3.1 million of Micro Networks product sales, and commenced the integration of the acquired Worcester, MA operation with our existing microwave operations in Marlborough, MA. We expect this integration to be completed during the third quarter of fiscal 2010.

SPECTRUM CONTROL, INC. 8031 Avonia Road, Fairview, PA 16415, Phone: (814) 474-2207, Fax: (814) 474-2208

Broad-based Increase in Sales

During the first quarter of fiscal 2010, our consolidated sales were $37.9 million, an increase of $4.8 million from the comparable period last year. In addition to the impact of Micro Networks, this increase in sales reflects additional shipment volumes for many of our products used in military/defense and communications equipment applications. In the current quarter, excluding Micro Networks product shipments, sales of our microwave products increased by $684,000 or 5% from a year ago. Sales of our advanced specialty products were $11.7 million, representing an increase of $1.1 million or 10% from the comparable period last year. Sales of our power management systems continued to grow, with record shipments of $3.9 million in the first quarter of fiscal 2010, up $1.1 million or 39% from the same period last year. These sales increases, across a majority of our business segments, were driven by numerous military/defense programs, as well as communication equipment applications in data storage and networking systems.

Strong Cash Flow and Financial Position

Net cash provided by operating activities was $2.5 million in the first three months of fiscal 2010, an increase of $715,000 or 41% from the first three months of fiscal 2009. In the current period, net cash provided by operating activities was positively impacted by improved inventory turnover rates which resulted in a $2.0 million reduction in inventories. In the first three months of fiscal 2010, our positive operating cash flow and existing cash balances enabled us to repay $3.0 million of our short-term bank borrowings and fund capital expenditures of $1.2 million. At the end of the first quarter of fiscal 2010, our ratio of current assets to current liabilities was 4.46 to 1.00, and our total bank borrowings were only $4.5 million for a bank debt to equity ratio of 0.04 to 1.00. As of February 28, 2010, our total stockholders’ equity was $115.9 million, reflecting a book value of $9.11 per share. We believe that our strong cash flow and financial position provide a solid foundation for future growth and enhanced shareholder value.

Current Business Outlook

Mr. Southworth added, “Based on our current assessment of business conditions and customer demand, we presently anticipate our fiscal 2010 second quarter sales to be $38.5 to $39.5 million with earnings of 22 to 23 cents per share. If this operating performance is achieved, it would represent an increase of 15% to 17% in sales and 22% to 28% in earnings per share from the comparable period of a year ago. With our positive first quarter performance, a commercial marketplace that shows signs of beginning to rebound from the global recession, and operating margins that should improve during the second half of the year as we leverage our fixed operating costs and consolidate our recent acquisition, we remain very optimistic about fiscal year 2010 and beyond.”

Forward-Looking Information

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Simultaneous Webcast and Teleconference Replay

Spectrum Control, Inc. will host a teleconference to discuss its first quarter fiscal 2010 results on Thursday, March 25, 2010, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com or www.vcall.com. A taped replay of the call will be available through March 26, 2010, at 877-660-6853, access account 286, conference 346855, or for 30 days over the Internet at the Company’s website.

About Spectrum Control

Spectrum Control, Inc. is a leader in the design, development and manufacture of custom electronic products and systems for the defense, aerospace, communications, and medical industries worldwide. For more information about Spectrum Control and its products, please visit the Company’s website at www.spectrumcontrol.com.

Corporate Headquarters 8031 Avonia Road Fairview, PA 16415 Phone: 814/474-2207 Fax: 814/474-2208	Investor Relations John P. Freeman, Senior Vice President and Chief Financial Officer Spectrum Control, Inc. Phone: 814/474-4310

Tables follow

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollar Amounts in Thousands)	February 28, 2010	November 30, 2009

Assets

Current assets
Cash and cash equivalents	$4,462	$6,090
Accounts receivable, net	24,718	22,623
Inventories, net	32,179	34,223
Deferred income taxes	1,425	1,425
Prepaid expenses and other current assets	2,040	2,434

Total current assets	64,824	66,795

Property, plant and equipment, net	26,287	26,383

Noncurrent assets
Goodwill	44,995	44,995
Other	5,249	5,556

Total assets	$141,355	$143,729

Liabilities and Stockholders' Equity

Current liabilities
Short-term debt	$4,000	$7,000
Accounts payable	6,669	7,124
Accrued liabilities	3,812	5,366
Current portion of long-term debt	65	65

Total current liabilities	14,546	19,555

Long-term debt	415	480
Other liabilities	695	728
Deferred income taxes	9,765	9,542

Stockholders' equity	115,934	113,424

Total liabilities and stockholders' equity	$141,355	$143,729

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

(Amounts in Thousands, Except Per Share Data)

	For the Three Months Ended February 28,
	2010	2009

Net sales	$37,870	$33,117

Cost of products sold	28,991	24,859

Gross margin	8,879	8,258

Selling, general and administrative expense	5,159	4,867

Income from operations	3,720	3,391

Other income (expense):
Interest expense	(47)	(97)
Other income and expense, net	34	29
	(13)	(68)

Income before provision for income taxes	3,707	3,323

Provision for income taxes	1,299	1,170

Net income	$2,408	$2,153

Earnings per common share:
Basic	$0.19	$0.17
Diluted	$0.19	$0.17

Average number of common shares outstanding:
Basic	12,695	12,571
Diluted	12,964	12,594

Spectrum Control, Inc. and Subsidiaries
Selected Financial Data
(Unaudited)

	For the Three Months Ended February 28,
	2010	2009
Selected Financial Data, as a Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of products sold	76.6	75.1
Gross margin	23.4	24.9
Selling, general and administrative expense	13.6	14.7
Income from operations	9.8	10.2
Other income (expense):
Interest expense	(0.1)	(0.3)
Other income and expense, net	0.1	0.1
Income before provision for income taxes	9.8	10.0
Provision for income taxes	3.4	3.5
Net income	6.4%	6.5%

Selected Operating Segment Data:
(Dollar Amounts in Thousands)

Advanced specialty products:
Customer orders received	$12,173	$12,657
Net sales	11,673	10,601

Microwave components and systems:
Customer orders received	16,085	12,474
Net sales	17,832	14,006

Power management systems:
Customer orders received	2,520	2,107
Net sales	3,872	2,794

Sensors and controls:
Customer orders received	4,512	4,231
Net sales	4,493	5,716